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                                                                      EXHIBIT 11



                                ROCK-TENN COMPANY
                 EARNINGS PER SHARE CALCULATIONS UNDER SFAS 128
              FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                        FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ---------------------------------
                                                         1997         1996         1995
                                                       ---------------------------------
Numerator:
   Net income......................................    $16,101      $51,125      $41,432

Denominator:
  Denominator for basic earnings per share -
  weighted average shares..........................     33,514       33,201       33,281

Effect of dilutive stock options...................        829          813          885
                                                       ---------------------------------

Denominator for diluted earnings per share -
  weighted average shares and assumed conversions..     34,343       34,014       34,166
                                                       =================================

Basic earnings per share...........................    $  0.48      $  1.54      $  1.24
                                                       =================================

Diluted earnings per share.........................    $  0.47      $  1.50      $  1.21
                                                       =================================




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